UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2010

WORLD HEART CORPORATION
(Exact name of registrant as specified in charter)

Delaware	000-28882	52-2247240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Wiley Post Way, Suite 120, Salt Lake City, Utah		84116
(Address of principal executive offices)		(Zip Code)

(801) 355-6255
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 3.02      Unregistered Sales of Equity Securities.

On October 19, 2010 (the “Issuance Date”), World Heart Corporation ("WorldHeart") issued an aggregate of 11,850,118 shares of common stock and warrants to purchase up to 11,850,118 shares of common stock for aggregate gross proceeds of approximately $25.3 million (the “Private Placement”).  The Private Placement was issued and sold pursuant to a Securities Purchase Agreement, dated October 13, 2010, between WorldHeart and certain purchasers, including certain entities affiliated with Anders D. Hove, Austin W. Marxe and Jeani Delagardelle, members of WorldHeart’s board of directors. The per unit purchase price of a share of common stock and warrant to purchase one share of common stock was $2.135. The warrants are immediately exercisable, at an exercise price of $2.31 per share. Lazard Capital Markets LLC and Wedbush PacGrow Life Sciences acted as placement agents in the Private Placement. The issuance was made in reliance on Rule 506 promulgated under the Securities Act of 1933, as amended, and was made without general solicitation or advertising. Each Purchaser represented that it is an accredited investor with access to information about WorldHeart sufficient to evaluate the investment and that the common stock and warrants were being acquired without a view to distribution or resale in violation of the Securities Act of 1933, as amended. A Form D filing will be made in accordance with the requirements of Regulation D.  WorldHeart and the Purchasers have also entered into a Registration Rights Agreement, dated October 13, 2010, pursuant to which WorldHeart has agreed to file within 30 days of the Issuance Date one or more registration statements registering for resale the shares of common stock and shares of common stock issuable upon exercise of the warrants sold in the Private Placement.

Item 9.01     Financial Statements and Exhibits.

Exhibit No.	Description

4.7	Form of Warrant. (1)

10.2	Form of Securities Purchase Agreement, dated October 13, 2010. (1)

10.3	Form of Registration Rights Agreement, dated October 13, 2010. (1)

99.1	Press Release dated October 20, 2010.

(1)    Filed as an exhibit to WorldHeart’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2010 and incorporated herein by reference.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 20, 2010

WORLD HEART CORPORATION

By:	/s/ Morgan R. Brown
Name:	Morgan R. Brown
Title:	Executive Vice President and Chief Financial Officer